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Exhibit 12

        The ratio of earnings to fixed charges as presented on page 12 was calculated using the data presented below.

		CPF Historical Data (1) Year Ended December 31,
	Pro Forma(2) Year Ended December 31, 2002
		2002	2001	2000	1999	1998
	(Dollars in thousands)
Excluding Interest on Deposits
Earnings:
Income before income taxes	$48,238	$48,238	$38,882	$30,019	$24,377	$24,036
Fixed charges	25,063	9,395	13,476	13,823	9,779	9,692
Less: CPBREI preferrred dividends	(2,010)	(2,010)	(837)	(10)	(10)	(10)
CBBI income before taxes	19,740
Pro forma adjustment	(6,587)

Total earnings	$84,444	$55,623	$51,521	$43,832	$34,146	$33,718

Fixed charges:
Total interest expense	$29,483	$29,483	$51,421	$55,559	$44,418	$46,705
Interest included in rental expense	1,143	1,143	1,069	1,482	1,426	1,455
Less: Interest on deposits	(23,241)	(23,241)	(39,851)	(43,228)	(36,075)	(38,478)
CBBI interest expense	30,292
CBBI interest included in rental expense	1,654
Less: CBBI interest on deposits	(18,098)
Pro forma adjustment	1,820
CPBREI preferred dividends (pre-tax equivalent)	2,010	2,010	837	10	10	10

Total fixed charges	$25,063	$9,395	$13,476	$13,823	$9,779	$9,692

Ratio of earnings to fixed charges	3.37	5.92	3.82	3.17	3.49	3.48
Including Interest on Deposits
Earnings:
Income before income taxes	$48,238	$48,238	$38,882	$30,019	$24,377	$24,036
Fixed charges	66,402	32,636	53,327	57,051	45,854	48,170
Less: CPBREI preferred dividends	(2,010)	(2,010)	(837)	(10)	(10)	(10)
CBBI income before taxes	19,740
Pro forma adjustment	(6,587)

Total earnings	$125,783	$78,864	$91,372	$87,060	$70,221	$72,196

Fixed charges:
Total interest expense	$29,483	$29,483	$51,421	$55,559	$44,418	$46,705
Interest included in rental expense	1,143	1,143	1,069	1,482	1,426	1,455
CBBI interest expense	30,292
CBBI interest included in rental expense	1,654
Pro forma adjustment	1,820
CPBREI preferred dividends (pre-tax equivalent)	2,010	2,010	837	10	10	10

Total fixed charges	$66,402	$32,636	$53,327	$57,051	$45,854	$48,170

Ratio of earnings to fixed charges	1.89	2.42	1.71	1.53	1.53	1.50

(1)
CPF historical data derived from information contained in CPF's Annual Report on Form 10-K for the year ended December 31, 2002 which is incorporated by reference herein.

(2)
Pro Forma data reflects CPF historical data and information contained in CBBI's Annual Report on Form 10-K for the year ended December 31, 2002 which is incorporated by reference herein.

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  Exhibit 12